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                                                                    EXHIBIT 23.3


The Board of Directors
Bellwether Exploration Company:

We consent to incorporation by reference in the registration statement (No. 333-57827) on Form S-8 of Bellwether Exploration Company of our report dated March 9, 2001, relating to the consolidated balance sheets of Bellwether Exploration Company and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of operations, changes in stockeholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000, annual report on Form 10-K of Bellwether Exploration Company.


KPMG LLP
Houston, Texas
May 2, 2001